INDEPENDENT AUDITORS' REPORT

    To the Directors of Exeter Fund, Inc. and Shareholders of Blended Asset Series I, Blended Asset Series II, Flexible Yield Series I, Flexible Yield Series II, Flexible Yield Series III, Tax Managed Series, Defensive Series and Maximum Horizon Series:

  In planning and performing our audits of the financial statements of Blended Asset Series I, Blended Asset Series II, Flexible Yield Series I, Flexible
Yield Series II, Flexible Yield Series III, Tax Managed Series, Defensive Series and Maximum Horizon Series (eight of the portfolios constituting Exeter Fund, Inc.) (the "Funds") for the year ended October 31, 1998 (on which we have issued our reports dated December 4, 1998), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Funds' internal control.

  The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

  Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1998.

 This report is intended solely for the information and use of management, the Directors of the Funds, and the Securities and Exchange Commission.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 4, 1998